Exhibit 99.1

T2 Biosystems Reports Third Quarter 2018 Financial Results and Provides Corporate Update

Quarterly Product Revenue Up 71% Year-Over-Year

Reiterates 2018 Financial Guidance

LEXINGTON, Mass., November 1, 2018 (GLOBE NEWSWIRE) — T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, announced today the operating highlights and financial results for the third quarter ended September 30, 2018.

Third Quarter Business and Financial Performance Highlights:

•	Reported third quarter total revenue of $2.5 million, up 127% year-over-year.

•	Reported third quarter product revenue of over $1.2 million, up 71% year-over-year.

•	Secured 11 new placements of T2Dx® Instruments in the third quarter and 11 new hospital contracts.

•	Increased targeted high-risk patients at newly contracted hospitals by an estimated 77,000.

•

Continued enrolling patients in a pivotal clinical trial of the T2Lyme™ Panel and presented new data suggesting the T2Lyme Panel is more accurate than other diagnostic alternatives for identifying Borrelia infections for patients suspected of having early-stage Lyme disease.

•

Highlighted T2Direct Diagnostics™, including the recently launched T2Bacteria® Panel, through customer and Company presentations at October’s IDWeek 2018 and the World Antimicrobial Resistance Congress.

“We are solidly on track and making continual progress with the launch of the T2Bacteria panel, with robust interest from new customers driving 11 new T2Dx Instrument placements and 11 new hospital contracts in the third quarter. The feedback from the first commercial customers has been positive, and we are excited that more and more patients suspected of having sepsis will have access to our potentially lifesaving diagnostic technology,” said John McDonough, president and chief executive officer. “Overall, the number of placements in the period keeps us on pace to achieve our revenue and placement guidance for 2018 and also contributes to our confidence and belief that our momentum in the market will enable us to deliver on our longer-term, high-growth goal to double our revenue in 2019 and 2020.”

Additional Financial Results:

•	Research revenues were $1.3 million, compared to $0.4 million in last year’s third quarter.

•

Costs and expenses, excluding cost of product revenue, were $8.6 million, a 25% decrease over last year’s third quarter costs and expenses of $11.4 million and include depreciation and non-cash stock compensation from stock options and performance-based restricted stock grants (RSUs) of $2.4 million compared to $1.8 million in last year’s third quarter, an increase primarily due to the vesting of RSUs.

•	Operating margins were a loss of $9.2 million, a 26% decrease over last year’s third quarter operating margin loss of $12.4 million.

Weighted average shares outstanding were 43.8 million this quarter compared to 31.4 million in last year’s third quarter.

In October the company updated its shelf registration on Form S-3 to refresh the ability for future securities sales of up to $100 million, although the company has no intention of selling such securities at this time.

Guidance:

The company is reiterating the full year 2018 financial guidance:

•

Total revenue is expected to be in the range of $10.5 million to $12.0 million, which implies an expectation of $1.8 million to $3.3 million in revenue in the fourth quarter. 2018 product revenue is expected to be in the range of $5.0 million to $5.9 million and 2018 research revenue is expected to be in the range of $5.5 million to $6.1 million.

•

The company expects to secure placements of 20 to 25 T2Dx Instruments in the second half of 2018, implying that the fourth quarter will include 9 to 14 new system contracts. The company’s third quarter performance achieved the goal of adding access to 75,000 high risk patients suspected of sepsis in the second half of 2018. The company expects to add at least 35,000 additional high risk patients in the fourth quarter.

•

Operating expenses, excluding cost of product revenue, for the fourth quarter of 2018 is projected to be in the range of $10.8 million to $11.8 million, including non-cash depreciation and stock based compensation expenses from stock options and RSUs of approximately $2.8 million.

Conference Call

Management will host a conference call today with the investment community at 4:30 p.m. Eastern Time to discuss the financial results and other business developments. Interested parties may access the live call via telephone by dialing 1-855-327-6837 (U.S.) or 1-631-891-4304 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Investors/Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call, also in the Investors/Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems, a leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx Instrument, T2Candida® Panel, and T2Bacteria Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including products for the detection of additional species and antibiotic resistance markers of sepsis pathogens, and tests for Lyme disease. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding additional patients, timing of testing patients, anticipated product benefits, strategic priorities, product expansion or opportunities, growth expectations or targets, timing of FDA filings or clearances and anticipated operating expenses, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission, or SEC, on March 19, 2018, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Zack Kubow, W2O Group

zkubow@w2ogroup.com

415-946-1053

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Product revenue	$1,218	$739	$3,486	$2,105
Research revenue	1,248	369	5,222	900

Total revenue	2,466	1,108	8,708	3,005
Costs and expenses:
Cost of product revenue	3,042	2,106	9,773	5,722
Research and development	2,725	5,880	11,193	19,577
Selling, general and administrative	5,873	5,559	19,238	17,192

Total costs and expenses	11,640	13,545	40,204	42,491

Loss from operations	(9,174)	(12,437)	(31,496)	(39,486)
Interest expense, net	(1,836)	(1,718)	(4,910)	(5,008)
Other income, net	243	79	402	260

Net loss and comprehensive loss	$(10,767)	$(14,076)	$(36,004)	$(44,234)

Net loss per share — basic and diluted	$(0.25)	$(0.45)	$(0.91)	$(1.43)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	43,762,551	31,420,726	39,363,294	30,873,930

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$60,225	$41,799
Accounts receivable	1,734	467
Prepaid expenses and other current assets	2,024	708
Inventories	3,337	1,344

Total current assets	67,320	44,318
Property and equipment, net	8,190	10,015
Restricted cash	180	260
Other assets	206	268

Total assets	$75,896	$54,861

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$551	$648
Accrued expenses and other current liabilities	4,427	6,218
Derivative liability	—	2,238
Notes payable	3,399	40,696
Deferred revenue	762	1,736
Current portion of lease incentives	262	246

Total current liabilities	9,401	51,782
Notes payable, net of current portion	38,869	1,008
Lease incentives, net of current portion	553	731
Deferred revenue, net of current portion	91	—
Derivative liability	2,063	—
Other liabilities	1,157	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 44,038,754 and 35,948,900 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	44	36
Additional paid-in capital	325,740	267,421
Accumulated deficit	(302,022)	(266,117)

Total stockholders’ equity	23,762	1,340

Total liabilities and stockholders’ equity	$75,896	$54,861